UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WESTLAKE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2022

To the Stockholders:

The annual meeting of stockholders of Westlake Corporation (the “Company” or “Westlake”) will be held at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 12, 2022 at 9:00 a.m. local time for the following purposes:

(1)	To elect the three members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(3)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 14, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

We are using the Securities and Exchange Commission’s Notice and Access proxy rule, instead of mailing a printed set of materials to each stockholder. On April 1, 2022, we mailed to stockholders of record a Notice Regarding the Availability of Proxy Materials, with instructions on how to access the Company’s proxy materials via the Internet (or to request a printed copy) and how to vote online, by telephone or in person at the annual meeting.

All stockholders are requested to be present in person or by proxy. Please vote your proxy whether or not you plan to attend the annual meeting. You can vote your proxy either by the Internet, telephone or by requesting a printed copy of the materials and returning the proxy card enclosed with the printed materials in the envelope furnished for that purpose. Any stockholder may revoke a proxy for any reason and at any time before it is voted at the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your cooperation is appreciated as a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

L. Benjamin Ederington

Executive Vice President, General Counsel,

Chief Administrative Officer and Corporate Secretary

Dated: April 1, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2022:

This Proxy Statement, our annual report to stockholders and other proxy materials are available on the Internet at www.proxyvote.com and at https://investors.westlake.com/financials/annual-and-proxy-reports/default.aspx.

WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on May 12, 2022

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Corporation (the “Company” or “Westlake”) on or about April 1, 2022 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 12, 2022 at 9:00 a.m. local time at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the three members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(3)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

All shares represented by validly authorized proxies will be voted in accordance with the instructions contained in the proxies. The Board of Directors recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy; and

(2)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 14, 2022, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 128,118,004 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Under the rules of the New York Stock Exchange, certain matters, such as the election of directors, are not considered “routine” matters and, therefore, your broker will not have the discretionary authority to vote your shares on that matter if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker.

Directors are elected by a plurality of the votes cast at the annual meeting, either in person or by proxy. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

If your shares are held through a bank, broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, the Company has asked your bank or broker to forward copies of the materials to you and to request your authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged Broadridge Financial Solutions, Inc. to tabulate voting results.

INFORMATION REGARDING THE BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of March 14, 2022, TTWF LP, our principal stockholder, and TTWFGP LLC, TTWF LP’s general partner, owned 72.4% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Ms. Kimberly S. Lubel and Messrs. Michael J. Graff, Marius A. Haas, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. In making its independence determinations, the Board of Directors considered the fact that, while such relationship does not preclude independence under the New York Stock Exchange rules, Mr. Graff is an executive officer of a company with which Westlake conducts business in the ordinary course.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since two of the non-management directors (Ms. Jenkins and Mr. David Chao) are not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm and to have oversight of financial risks. This Committee held seven meetings in 2021. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Compensation Committee

The Compensation Committee of the Board of Directors is currently comprised of R. Bruce Northcutt (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Michael J. Graff, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in 2021. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Jeffrey W. Sheets (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Michael J. Graff, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum and R. Bruce Northcutt (i.e., all of the members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (i) to identify individuals qualified to become directors of the Company, (ii) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (iii) to recommend committee assignments for directors, (iv) to monitor and annually assess the performance of the Board of Directors and its committees, and (v) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, this Committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, diversity with respect to experience, race, gender, ethnicity, and expertise, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2021. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee takes diversity, broadly defined to include race, gender, ethnicity, national origin, geographic location, expertise and level and type of career experience, into account in evaluating the qualifications of prospective nominees to the Board.

DIVERSITY ON THE BOARD

The Board of Directors believes that having a diverse mix of directors with complementary qualifications, skills and expertise is essential to effectively discharging its oversight responsibility while advancing the Company’s long-term business strategy. The Nominating and Governance Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders and to provide practical insights and diverse perspectives. We currently have two women directors, one of whom is also racially-diverse, and four other racially-diverse directors on the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of chairman of the board and chief executive officer. Mr. James Chao serves as our Chairman of the Board and Mr. Albert Chao serves as our Chief Executive Officer. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these two positions filled by different persons.

Mr. James Chao, our Chairman of the Board, is not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

The Corporate Risk and Sustainability Committee of the Board of Directors is currently comprised of Michael J. Graff (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). This Committee assists the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Among other things, this Committee reviews the risk-management structure of the Company and reviews management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk and Sustainability Committee also reviews management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and addresses the findings of regulatory agencies concerning the Company’s physical assets and operations. This Committee held four meetings in 2021.

As previously described, our Board’s Audit Committee retains responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee retains responsibility for oversight of compensation and personnel practices, including diversity and inclusion initiatives, succession planning and management development. Finally, our Board of Directors retains ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management present reports to the Board and the committees on the risks that we face.

COMPENSATION-RELATED RISK

The Company regularly assesses risks related to its compensation program, including its executive compensation program, and does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reports to the Compensation Committee and the Corporate Risk and Sustainability Committee regarding factors that could mitigate or encourage excessive risk-taking in reference to the compensation practices of the Company. In addition, the Compensation Committee has independently engaged Willis Towers Watson as its compensation consultant to provide regular reports to the Committee regarding best practices, risk factors, program design and related matters. The Compensation Committee also considered the attributes of the Company’s programs, including:

•	the mix of compensation types with an emphasis on performance-based programs,

•	the array of performance metrics to be used in the programs and their alignment with business goals and objectives,

•	the mix of vesting schedules for long-term incentives to help ensure the retention of talent and returning value to stockholders, and

•

the Company’s stock ownership, pledging and anti-hedging policy for directors, executive officers and certain other officers and employees, which requires such persons to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value of such retained stock reaches five times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Buesinger and Kearns) and three times the annual cash retainer for directors, or until such person’s employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements, and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

CYBERSECURITY

Westlake maintains a risk-based, defense in depth approach to cybersecurity and data protection. We use multiple safeguards and best practices to secure our external and internal networks and systems, including next generation firewalls, modern vulnerability management and consistent patching. The Company continuously assesses industry best practices and standards and leverages them to advance its cybersecurity risk management with a focus on utilizing such practices and standards to predict, prevent, detect and respond to potential security threats. As part of the Company’s information security training program, all employees participate in various cybersecurity awareness activities, including formal training exercises and simulated phishing events. We contract with third party cybersecurity firms to conduct simulated cyber-attacks and penetration testing on an annual basis. In addition, we periodically perform internal self-assessments using the National Institute of Standards and Technology Cybersecurity Framework. To our knowledge, Westlake has not experienced any material cyber incidents in the past three years.

Our Board has charged the Corporate Risk and Sustainability Committee with oversight of cybersecurity. The Committee receives frequent updates from senior management on cybersecurity risk reviews of our key business and operational areas and procedures. At least one member of our Corporate Risk & Sustainability Committee has significant cybersecurity experience and expertise, with a majority of our directors having experience in supervising Information Technology departments as chief executives.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Westlake is committed to acting in a safe, ethical, environmentally- and socially-responsible manner. The Board has charged the Corporate Risk and Sustainability Committee with oversight responsibility of (i) the Company’s environmental, social and governance (“ESG”) initiatives and policies related to safety, environmental compliance, sustainability and corporate culture and (ii) evaluation of management’s efforts to align ESG initiatives and practices with the Company’s long-term strategy. The Compensation Committee assists the Board in discharging its oversight responsibility for the Company’s human capital management matters, including its diversity and inclusion initiatives. Management provides regular updates to both Committees as well as the Board with respect to these initiatives.

The Company voluntarily discloses key ESG matters and metrics in its annual ESG Report, based on metrics outlined in the Sustainable Accounting Standards Board voluntary disclosure framework and aligned with nine out of the seventeen United Nations Sustainable Development Goals. The Company’s most recent ESG Report, which was published in September 2021, covering calendar year 2020, is available on our website at: http://www.westlake.com under “ESG—Overview.” Unless specifically stated herein, documents and information on the Company’s website are not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees, and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Governance.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors or independent directors as a group, the interested party should address such communication as follows: Non-management Directors or Independent Directors (as applicable), Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held fourteen meetings in 2021. During 2021, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. Ten of our eleven directors attended our annual meeting of stockholders in 2021.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake receive no additional compensation for serving as directors. In 2021, all other directors who served for the whole year received an annual cash retainer of $100,000. The Audit Committee chairman received an additional annual retainer of $25,000, the Compensation Committee chairman received an additional annual retainer of $20,000, the Nominating and Governance Committee chairman received an additional annual retainer of $15,000 and the Corporate Risk and Sustainability Committee chairman received an additional annual retainer of $15,000. Under the 2013 Omnibus Incentive Plan, as amended and restated on May 19, 2017 (the “2013 Plan”), the Board of Directors, effective August 13, 2021, authorized the issuance of 1,763 restricted stock units to each non-management director at the time (being Mss. Jenkins and Lubel and Messrs. David Chao, Graff, Haas, McCollum, Northcutt and Sheets). All of these restricted stock units will vest on August 13, 2022, subject to the grantee’s continuing service as a director of Westlake as of the vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting.

The following table sets forth a summary of the compensation earned or paid to our non-management directors in 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
David T. Chao	100,000	150,000	0	2,345	252,345
John T. Chao(3)	16,389	0	0	1,296	17,685
Michael J. Graff	115,000	150,000	0	2,345	267,345
Marius A. Haas	100,000	150,000	0	2,345	252,345
Dorothy C. Jenkins	100,000	150,000	0	2,345	252,345
Kimberly S. Lubel	100,000	150,000	0	3,366	253,366
Mark A. McCollum	125,000	150,000	0	2,345	277,345
R. Bruce Northcutt	120,000	150,000	0	2,345	272,345
Jeffrey W. Sheets	115,000	150,000	0	2,345	267,345

(1)

These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2021, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, each of Mss. Jenkins and Lubel and Messrs. David Chao, Graff, Haas, McCollum, Northcutt and Sheets had 1,763 unvested restricted stock units.

(2)	All Other Compensation amounts represent dividend equivalent payments with respect to restricted stock units that were paid to the directors before the vesting of the restricted stock units.
(3)

Mr. John Chao was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021. After March 1, 2021, Mr. Chao received no additional compensation for serving as a director. In his position as a member of management, Mr. Chao’s compensation in 2021 was a base salary of $285,000, a target bonus percentage under the Company’s Annual Incentive Plan of 40%, a target bonus of 8% under the Company’s Quarterly Incentive Plan and a long-term incentive target of 70%.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom was nominated by our Nominating and Governance Committee, are proposed for election in Class III, to serve until the annual meeting of stockholders in 2025, or until their successors are elected and qualified:

•	Albert Y. Chao

•	David T. Chao

•	Michael J. Graff

Messrs. Albert Chao, David Chao, and Graff are incumbent Class III directors. Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THESE NOMINEES AS CLASS III DIRECTORS.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

Albert Y. Chao (age 72). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 40 years of global experience in the chemical industry. In 1985, Mr. Chao assisted his father, T.T. Chao, and his brother, James Y. Chao, in founding Westlake, where he served as Executive Vice President until he succeeded James Y. Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao is a trustee emeritus of Rice University. He is the brother of James Y. Chao and Dorothy C. Jenkins, father of John T. Chao and uncle of David T. Chao. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

David T. Chao (age 45). Mr. Chao has been a director since January 2018. Mr. Chao is the Executive Chairman of Tanglewood Property Management Company, an affiliate of our principal stockholder, a position he has held since July 2017. From August 2013 to July 2017, Mr. Chao was the Company’s Vice President of Business Development for Asia and Middle East and from July 2011 to August 2013 he was the Company’s Director of Business Development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was President and Director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. He is the son of James Y. Chao, the nephew of Albert Y. Chao and Dorothy C. Jenkins and the cousin of John T. Chao. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board has concluded that Mr. David Chao should serve as a director of the Company based primarily on his experience in the chemical industry and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 66). Mr. Graff has been a director since May 2013. Mr. Graff is Chairman, Chief Executive Officer and President of American Air Liquide Holdings, Inc., Executive Vice President of the Air Liquide Group overseeing the Americas and Asia, Chairman of Airgas and Chairman of Air Liquide’s Electronics World Business Line. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and a member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In September 2009, he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In January 2010, Mr. Graff’s responsibilities were expanded to include all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013, Mr. Graff was named a Senior Vice Present of the Air Liquide Group and, in April 2013, he was named Chairman of American Air Liquide Holdings, Inc. In February 2017, Mr. Graff was named Executive Vice President of Air Liquide S.A. and Chairman of Airgas Inc. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff serves on the Board and the Executive Committee of the American Chemistry Council. He is also a member of the National Petroleum Council, the United States Investment Advisory Council and a principal of the American Energy Innovation Council. He is a member of the Greater Houston Partnership, a member of the Energy Forum of the Baker Institute at Rice University and serves on the Board of Trustees of the Illinois Institute of Technology, on the Engineering Advisory Council for Purdue University, on the Board of Directors of Junior Achievement of Southeast Houston, on the Board of Trustees for the George and Barbara Bush Foundation and on the Leadership Council for Houston Methodist Hospital. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

Class I Directors

Marius A. Haas (age 54). Mr. Haas has been a director since January 2018. He has been with BayPine Capital, where he is Partner and Co-Founder, since March 2020. Mr. Haas served as President and Chief Commercial Officer of Dell EMC from September 2016 to February 2020 and previously was Chief Commercial Officer and President of Enterprise Solutions for Dell Inc. from August 2012 to September 2016. Prior to joining Dell, Mr. Haas was with Kohlberg Kravis Roberts & Co. from June 2011 to August 2012 and with HP Inc. and its predecessor companies from August 1995 to June 2011, where he served in a variety of roles, including as Senior Vice President and Global Manager of HP’s Networking Division and as Senior Vice President and Chief Strategy Officer. Mr. Haas received a bachelor’s degree from Georgetown University and an M.B.A. from the Thunderbird School of Global Management at Arizona State University.

The Board has concluded that Mr. Haas should serve as a director of the Company based primarily on his experience as a senior executive of public companies and in the private equity field, as well as his perspective from businesses that are outside the chemical industry.

Dorothy C. Jenkins (age 76). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. Ms. Jenkins is the sister of James Y. Chao and Albert Y. Chao and aunt of David T. Chao and John T. Chao. She is a graduate of Wellesley College and holds a B.A. in Mathematics.

The Board has concluded that Ms. Jenkins should serve as a director of the Company based primarily on her experience on the boards of charitable and community organizations and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Kimberly S. Lubel (age 57). Ms. Lubel has been a director since May 2020. Ms. Lubel served as the Chairman, President and Chief Executive Officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST’s acquisition by Alimentation Couche-Tard Inc. in June 2017. From October 2008 through December 2012, Ms. Lubel served as Valero’s Executive Vice President and General Counsel, with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability and project execution departments. She joined Valero in 1997. Ms. Lubel has served on the Board of Directors of PBF Energy Inc. since August 2017, the Board of Directors of the Southwest Research Institute since 2019 and the Board of Directors of Arcosa, Inc. since November 2021. Previously, Ms. Lubel served on the Board of Directors of WPX Energy Inc. from December 2011 through January 2021. Ms. Lubel holds a bachelor’s of arts degree in Spanish and International Studies from Miami University (Ohio), a master of arts degree in International Relations from Baylor University and a juris doctorate degree from the University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

The Board has concluded that Ms. Lubel should serve as a director of the Company based primarily on her long experience in the petroleum refining and fuel and convenience retailing industries and her extensive experience in legal and related areas.

Jeffrey W. Sheets (age 64). Mr. Sheets has been a director since January 2018. Mr. Sheets served as Executive Vice President and Chief Financial Officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including Senior Vice President of Planning and Strategy and Vice President and Treasurer. He began his career with Phillips Petroleum Company in 1980 as a process engineer. Mr. Sheets has served on the Board of Directors of Enerplus Corporation since December 2017 and of Schlumberger Limited since October 2019, and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

The Board has concluded that Mr. Sheets should serve as a director of the Company based primarily on his long experience in the petroleum industry and his extensive experience in financial accounting and related areas.

Class II Directors

James Y. Chao (age 74). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao has over 45 years of global experience in the chemical industry. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother, Albert Chao, assisted their father, T.T. Chao, in founding Westlake. He is the brother of Albert Y. Chao and Dorothy C. Jenkins, father of David T. Chao and uncle of John T. Chao. Mr. Chao received his B.S. degree from the Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

John T. Chao (age 45). Mr. Chao has been a director since August 2018. Mr. Chao was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021. From October 2018 to February 28, 2021, he was a Managing Director of Tanglewood Property Management Company, an affiliate of our principal stockholder. From March 2015 to October 2018, he was with New York Public Radio, as the organization’s Vice President of Partnerships and New Business from March 2015 to June 2016, Senior Vice President of Business and Strategy from June 2016 to August 2017 and Chief Operating Officer from August 2017 to October 2018. Mr. Chao was previously in the strategy and finance practice at McKinsey & Company where he advised energy and commodity companies, beginning in 2004 and ending his tenure as a partner in 2013. From 2000 to 2002, he was a financial analyst at the Company. He is the son of Albert Y. Chao, the nephew of James Y. Chao and Dorothy C. Jenkins and the cousin of David T. Chao. Mr. Chao received a bachelor’s degree in chemical engineering from Rice University and an M.B.A. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. John Chao should serve as a director of the Company based primarily on his experience with the chemical, energy and other commodity industries and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Mark A. McCollum (age 63). Mr. McCollum has been a director since May 2018. Mr. McCollum was the President and Chief Executive Officer of Weatherford International plc from April 2017 to June 2020. Weatherford filed for voluntary

Chapter 11 bankruptcy in July 2019 and emerged in December 2019. Prior to joining Weatherford, Mr. McCollum served as Executive Vice President and Chief Financial Officer of Halliburton Company, a position he assumed in 2008 and resumed in July 2016 following an interim role from December 2014 to July 2016 as Executive Vice President and Chief Integration Officer during the pendency of Halliburton’s proposed acquisition of Baker Hughes Incorporated. From 1995 to 2003, Mr. McCollum held a number of senior positions at Tenneco, Inc., including Chief Financial Officer, and, from 1991 to 1995, served as an Audit and Advisory Partner in Arthur Andersen’s Energy Division, where he began his career. Mr. McCollum has served on the Board of Directors of Seadrill Limited since February 2022 and previously served on the Board of Directors of Archrock, Inc. from 2002 to July 2018. He also currently serves on the Board of Trustees for Baylor College of Medicine, the Board of Directors for the Baylor St. Luke’s Medical Center joint venture and the Board of Directors of Yellowstone Academy. Mr. McCollum received a bachelor’s of Business Administration degree in Accounting from Baylor University in 1980 and is a CPA in Texas.

The Board has concluded that Mr. McCollum should serve as a director of the Company based primarily on his extensive experience in the oilfield services and energy industries and his broad background as a senior executive and in the field of financial accounting.

R. Bruce Northcutt (age 62). Mr. Northcutt has been a director since May 2013. Mr. Northcutt was a partner of Navitas Midstream Partners, LLC from November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, from May 2014 until Navitas’ acquisition by Enterprise Products Partners L.P. in February 2022. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003, Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer on inactive status in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 14, 2022 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct	Other		Percent of Class
M. Steven Bender	87,082	0			*
Robert F. Buesinger	26,707	0			*
Albert Y. Chao	965,105	93,405,554	(2)	73.1%
David T. Chao	7,939	0			*

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct	Other		Percent of Class
James Y. Chao	420,420	93,405,554	(2)	72.7%
John T. Chao	6,196	0		*
Michael J. Graff	15,669	0		*
Marius A. Haas	7,286	0		*
Dorothy C. Jenkins	72,015	93,405,554	(2)	72.4%
Roger L. Kearns	66,752	0		*
Kimberly S. Lubel	6,180	0		*
Mark A. McCollum	4,183	0		*
R. Bruce Northcutt	15,710	0		*
Jeffrey W. Sheets	7,286	0		*
All directors, executive officers and named executive officers as a group (17 persons, including those listed above)	1,837,650	93,405,554	(2)	73.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000 of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao. Ms. Jenkins, Mr. Albert Chao, Mr. James Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. Ms. Jenkins, Mr. Albert Chao, Mr. James Chao and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWFGP LLC. Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao disclaim beneficial ownership of the 93,405,554 shares of our common stock held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP and TTWFGP LLC(1)	93,405,554	72.4%
2801 Post Oak Boulevard
Houston, Texas 77056

(1)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000 of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao. TTWF LP has shared voting power and shared dispositive power over 92,010,554 shares of our common stock. TTWFGP LLC has shared voting power and shared dispositive power over 93,405,554 shares of our common stock. As of March 14, 2022, James Y. Chao had sole voting power and sole dispositive power over 420,420 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 72,015 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Albert Y. Chao had sole voting power and sole dispositive power over 965,105 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Ms. Jenkins and Messrs. Albert Chao, David Chao, James Chao and John Chao disclaim beneficial ownership of the 93,405,554 shares of our common stock held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change-in-Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of six independent board members, one of whom serves as the Committee’s chair, and five non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board, one of whom is the sister of the PEO and the Chairman of the Board, one of whom is the son of the PEO and the nephew of the Chairman of the Board, and the last of whom is the son of the Chairman of the Board and the nephew of the PEO.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2021, the Committee directly engaged the services of Willis Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Willis Towers Watson assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry. Willis Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2021, the Company paid Willis Towers Watson approximately $160,000 for executive compensation advisory services and approximately $2.85 million for other services (primarily related to due diligence and integration support for the Company’s four acquisitions that were executed in 2021 and the administration of the Company’s legacy defined benefit retirement plans). The decision to engage Willis Towers Watson for the non-executive compensation services was determined by management and approved or ratified by the Committee. In February 2022, the Committee assessed whether the work of Willis Towers Watson for the Company during 2021 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing targeted levels of executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) from among companies of relative comparable size to the Company, with executive positions of similar scope and responsibility, and from among companies with which the Company may compete for executive talent. With the assistance of Willis Towers Watson, the Committee reviews the Peer Group on a regular basis. To validate current peers and identify potential new peer companies, Willis Towers Watson conducts a comprehensive review using both objective and qualitative criteria that the Committee deems to be appropriate, including recent developments with current peer companies (e.g., merger and acquisition activity and changes in financial performance), revenues (typically using a market competitive range of 0.5x to 2x the Company’s revenue in determining size-relevant peers), industry classification, market capitalization and other financial data, peers of peers analysis, business and product portfolios, peers as identified by proxy advisory firms such as ISS and Glass Lewis, and business and labor market competitors.

Traditionally, peer companies have been selected from the chemical industry, but as the Company has continued to grow, it has become increasingly difficult for Willis Towers Watson to find a sufficient number of chemical companies of a comparable size to the Company to recommend what it considers a statistically-appropriate set of peer companies. For example, since 2013, the Company’s revenues have more than tripled from $3,759 million in 2013 to $11,778 million in 2021. Furthermore, due to recent acquisitions and organic growth, the Company’s building and infrastructure products have grown as a proportion of its overall revenues. For example, in 2021, the businesses in Westlake’s Housing and Infrastructure Products segment generated more than a quarter of the Company’s total revenues. As a result, in November 2021, Willis Towers Watson recommended, and the Committee agreed, to select peer companies from both the chemical and building products industries. The following companies make up the Peer Group as adopted by the Committee in 2021:

Builders FirstSource, Inc.	Huntsman Corporation
Celanese Corporation	Masco Corporation
Corteva, Inc.	The Mosaic Company
The Chemours Company	Olin Corporation
DuPont de Nemours, Inc.	Owens Corning
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International Inc.

The Committee will continue to make changes in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies to help ensure that companies comparable in size and business profile are included and continue to be appropriate for the compensation decision-making process.

In addition to referring to the Peer Group, Willis Towers Watson utilizes survey data from its proprietary compensation databases, including, but not limited to, the Willis Towers Watson CDB Executive Survey as well as the Korn Ferry Hay Group Chemicals Industry survey, and other relevant market information. These surveys compare the compensation of executives at numerous companies to similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions with limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentives, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Willis Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s Economic Value Added (defined as the net operating profit after taxes in relation to capital employed) and performance relative to its competitors within the chemical and building products industries, including those competitors within the Peer Group, the Reference Points and other relevant factors established by the Committee. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently regarding his compensation. During this annual review meeting, the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders by aligning executive pay to performance. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical and building products industries and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements to align pay with performance. The mix of base salary and performance-based compensation (inclusive of annual bonus and long-term equity incentive compensation) is represented in the charts below. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2021 compensation of the NEOs, the Committee considered the results of the advisory vote on the say-on-pay proposals at the 2017 and 2020 annual meetings of stockholders, at which a substantial majority of the votes cast on the say-on-pay proposals were voted in favor of the proposals. The Committee did not change its executive compensation approach based on the votes. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. At the 2020 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2021, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on the advice of its independent consultant, Willis Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to the PEO and the other NEOs during 2021, see “Executive Compensation—2021 Summary Compensation Table.” In February 2022, the Committee elected to set the base salaries for the NEOs as follows: $1,219,500 for Mr. Albert Chao, $956,000 for Mr. James Chao, $700,000 for Mr. Bender, $610,000 for Mr. Buesinger and $750,000 for Mr. Kearns. The salaries of Mr. Albert Chao, Mr. Bender, Mr. Buesinger and Mr. Kearns were increased from $1,167,000, $641,000, $568,000 and $680,000, respectively, after consideration of the Reference Points. The salary for Mr. James Chao was increased from $714,000 and restored to the same level before his request for a temporary reduction in February 2020 and further adjusted to reflect changes since February 2020 in the Reference Points.

Cash Incentive Plans/Bonuses—For 2021, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The AIP is designed to conform to the provisions of the Westlake Corporation 2013 Omnibus Incentive Plan, as amended and restated in 2017 (the “2013 Plan”). The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide cash compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical and building products industries.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 35% to 130% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2021and 2022 as follows (as a percentage of base pay):

	2021	2022
Mr. Albert Chao	130%	135%
Mr. James Chao	105%	105%
Mr. Bender	75%	85%
Mr. Buesinger	70%	75%
Mr. Kearns	80%	90%

Each year, in determining the bonuses to be awarded under the AIP, the Committee considers the performance of the Company, as well as the contributions of the individual NEOs. The Committee’s determinations are significantly influenced by the Economic Value Added (defined as the net operating profit after taxes in relation to capital employed) generated by the Company. In order to moderate the cyclical nature of the industries in which the Company operates, the Committee utilizes a “banking” approach that tends to average the Economic Value Added over several years. No bonus payment is authorized under the AIP unless one of the performance goals established by the Committee for the performance period is satisfied. For 2021, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2021:

1.

Total Shareholder Return (“TSR”)—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2021, minus the average of the daily average stock price for the 90-day period ended on December 31, 2020, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2020.

2.

Return on Capital—Return on Capital must be equal to or greater than 33% of the weighted average cost of capital. For this purpose, “Return on Capital” is defined as net operating profit after tax of the Company on a consolidated basis, divided by capital employed.

3.	Budgeted SG&A—the selling, general and administrative expenses (“SG&A”) for 2021 must be equal to or less than $494.2 million.

In February 2022, the Committee reviewed the results of the Company with respect to these performance goals and certified that two of these goals had been met for 2021, as follows:

1.	The Company’s TSR was 31.4%, which relative to the Peer Group was determined to be within the top two-thirds.

2.	The Company’s Return on Capital employed was 26.7%, which was greater than 33% of the weighted average cost of capital.

3.	As a result of the three acquisitions that were closed in 2021, SG&A expenses for 2021 were $551 million (including the SG&A from the acquired businesses).

The Committee then reviewed the Economic Value Added (defined as the net operating profit after taxes in relation to capital employed) of the various business units, segments, and Westlake as a whole, taking into account the cyclical nature of our business and current market conditions, as well as the contributions and performance of the PEO and each of the other NEOs during 2021 and, in its discretion, awarded bonus payments under the AIP to the PEO and each of the other NEOs. Mr. Albert Chao was awarded a bonus payment equal to 218% of his target bonus and Mr. James Chao was awarded a bonus payment equal to 218% of his target bonus, in each case based on their leadership in achieving a strong financial performance in 2021 despite the challenges brought by COVID-19, several strategic initiatives to significantly grow the business, including the acquisitions of LASCO Fittings Inc. (“Lasco”), DX Acquisition Corp. (“Dimex”), the North American building products businesses of Boral Ltd. (“Boral”), all of which closed in 2021, and of the global epoxy business of Hexion Inc. (“Hexion”), which was executed in 2021 and closed in February 2022, as well as the focus on safe and efficient operations. The Committee awarded Mr. Bender a bonus payment equal to 225% of his target bonus in consideration of the performance of the business and his leadership role in implementing effective cost controls, maintaining a strong balance sheet despite the challenges brought by COVID-19 and the Lasco, Dimex, Boral and Hexion transactions. The Committee awarded Mr. Buesinger a bonus payment equal to 231% of his target bonus based upon the financial and operational performance of the Housing and Infrastructure Products segment and the Lasco, Dimex and Boral transactions. The Committee awarded Mr. Kearns a bonus payment equal to 192% of his target bonus based upon the financial and operational performance of the Performance and Essential Materials segment and various strategic initiatives to improve the same, including the Hexion transaction. The cash bonus payments are typically made in March of each year.

In February 2022, the Committee approved a set of metrics substantially similar to those used for the 2021 AIP plan year, any one of which must be met in order to authorize bonus payments for the 2022 AIP plan year.

QIP. The QIP is a short-term cash incentive designed for the general employee population, including the NEOs and the other Executives, and is paid to all eligible employees on a quarterly basis. The Company operates more than one hundred quarterly incentive plans, each having individual targets designed to encourage the achievement of short-term operating goals for the respective functional group or operational unit. For example, the targets in 2021 for an operating unit under either the Performance and Essential Materials or the Housing and Infrastructure Products segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. Employees may participate in one or more quarterly incentive plan, depending on the role they perform for the Company. The QIP award for the NEOs with operational assignments (Messrs. Buesinger and Kearns) was based on a weighted average of the quarterly incentive plans for the operational units for which they provide leadership. The QIP award for the NEOs with corporate assignments (Messrs. Albert Chao, James Chao and Bender) was based upon a weighted average of each of the operational and plant level quarterly incentive plans, as well as management of SG&A expenses. The NEOs are subject to the same metrics that apply to the general employee population, which include safety, environmental, operating efficiency and cost/profitability metrics. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year or when executive responsibilities change, and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if certain targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2021 for each of the NEOs was 8% of quarterly eligible earnings. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 8% would be paid, or 4.8%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2021 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is not met but is above 0%, then a prorated QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is 0% or below, a payment of 25% of the QIP will be authorized, subject to the achievement of the actual goals. ROCE was equal to 26.7% and no adjustments as a result of ROCE were made because results exceeded the 5.25% threshold. The full year results of the QIP for 2021 for the NEOs is noted below:

	Target Achievement	Adjustments made as a result of ROCE	Payout
Mr. Albert Chao	80.1%	None	$74,489
Mr. James Chao	80.1%	None	$45,575
Mr. Bender	80.1%	None	$40,910
Mr. Buesinger	78.5%	None	$35,532
Mr. Kearns	75.3%	None	$40,973

Long-Term Incentives (“LTI”)—A long-term stock-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the 2013 Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Willis Towers Watson and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2021, please see “Executive Compensation—2021 Grants of Plan-Based Awards.” After reviewing the Reference Points at meetings in February 2021 and 2022, the Committee set the LTI targets for Messrs. Albert Chao, James Chao, Bender, Buesinger and Kearns as outlined below.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2021 and 2022 are as follows:

	2021	2022
Mr. Albert Chao	450%	500%
Mr. James Chao	400%	400%
Mr. Bender	230%	240%
Mr. Buesinger	200%	210%
Mr. Kearns	230%	250%

Changes in the LTI targets for Messrs. Albert Chao, Bender, Buesinger and Kearns were made in consideration of the Reference Points data with respect to comparable positions.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	non-qualified stock options;

•	restricted stock units; and

•	performance stock unit awards.

The Committee, after consultation with management and Willis Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the performance stock unit award is designed to provide added incentive based on the achievement of a performance target. The Committee believes the equal split of awards of stock options, restricted stock units and performance-based awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the 2013 Plan, the Company may grant non-qualified stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock unit award granted by the Board of Directors represents a contingent right to one share of Westlake’s common stock and is scheduled to vest 100% at the end of a three-year period. In addition, in recognition of the acquisitions of Boral, Dimex, and Lasco, and to ensure executive retention through the integration work required of each transaction, in August 2021, Mr. Bender and Mr. Buesinger were awarded special restricted stock unit awards of $250,000 and $600,000, respectively, which will vest in three years.

Performance Stock Unit Awards—The performance stock unit awards granted in February 2021 are subject to a three-year performance period beginning on January 1, 2021 and ending on December 31, 2023. The amount of performance stock units received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the Peer Group for 2021 (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value

Performance Rate (Relative TSR)	33.3rd percentile	50th percentile	75th percentile
Performance Rate (Return on Cost of Capital)	at least 0.5X	at least 1X *	at least 2X

*	“X” equals a return equal to the WACC

If at least the threshold performance is attained, the performance awards will be paid after the Committee determines the performance level.

The performance stock unit awards that were granted in February 2019, for the plan period January 1, 2019 through December 31, 2021, achieved a payout of 166%, based on an average three-year Return on Cost of Capital achievement of 14.5%, which was 166% of the target performance of 8.75% (the WACC).

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and the stockholders, the Committee has adopted a policy that requires the PEO, each other NEO and other key Executives, as well as directors, to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value reaches five times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Buesinger and Kearns), one times the annual base salary of other executives, and three times the annual cash retainer for directors, or until his or her employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to Executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

Perquisites —All executives were eligible for a Company-paid annual physical examination during 2021, which is provided as a means to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit for which these executives are eligible. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for eligible employees and Executives equal to 8% of their annualized base pay in 2021 and 2022 up to the IRS limits ($290,000 for 2021 and $305,000 for 2022).

Employment Agreements; Severance and Change-in-Control Arrangements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change in control.

Deferred Compensation Programs—The Company has no deferred compensation programs for which the Executives are eligible to participate except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2022 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

MEMBERS OF THE COMPENSATION COMMITTEE
R. Bruce Northcutt, Chairman Albert Y. Chao David T. Chao James Y. Chao John T. Chao Michael J. Graff Marius A. Haas Dorothy C. Jenkins Kimberly S. Lubel Mark A. McCollum Jeffrey W. Sheets

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are currently members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel are also currently members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2021 and, to the extent applicable, prior years, by the NEOs.

2021 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Albert Chao	2021	1,162,577	3,433,737	1,714,275	3,375,489	206,641	9,892,721
President and Chief	2020	1,144,000	3,694,714	1,714,282	4,045,121	99,724	10,697,841
Executive Officer	2019	1,136,667	2,934,790	1,465,262	5,257,633	86,099	10,880,451

James Chao	2021	711,308	1,867,574	932,408	1,676,575	163,953	5,351,819
Chairman	2020	735,833	2,643,425	1,218,773	2,519,643	84,178	7,201,852
	2019	909,167	2,347,800	1,172,201	3,831,444	75,551	8,336,163

M. Steven Bender	2021	638,730	1,213,421	480,986	1,121,910	80,897	3,535,945
Executive Vice President and	2020	628,030	1,039,772	470,523	1,252,827	53,518	3,444,670
Chief Financial Officer	2019	623,333	760,381	379,642	1,580,614	48,590	3.392,560

Robert F. Buesinger	2021	565,789	1,342,378	370,636	955,532	71,808	3,306,143
Executive Vice President,	2020	556,500	816,668	370,624	1,074,346	50,256	2,868,394
Housing & Infrastructure	2019	552,083	618,682	308,868	1,210,139	45,316	2,735,088
Products, IT & Digital

Roger L. Kearns	2021	678,889	948,109	473,331	1,083,973	72,169	3,255,470
Chief Operating Officer and	2020	618,000	1,719,023	463,039	566,437	52,540	3,419,039
Executive Vice President—	2019	615,000	527,038	263,149	625,440	51,035	2,081,662
Performance and Essential Materials

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)

For 2019, these amounts represent the grant date fair values of restricted stock unit awards and performance stock unit awards granted to our named executive officers. For 2020, these amounts represent the grant date fair values of restricted stock units issued in lieu of a base salary increase, restricted stock unit awards, and performance stock unit awards granted to our named executive officers. For 2021, these amounts represent the grant date fair values of restricted stock unit awards and performance stock unit awards granted to our named executive officers, as follows: $1,714,316 and $1,719,422, respectively, for Mr. Albert Chao; $932,359 and $935,215, respectively, for Mr. James Chao; $480,978 and $482,449, respectively, for Mr. Bender; $370,642 and $371,767, respectively, for Mr. Buesinger; and $473,362 and $474,747, respectively, for Mr. Kearns. The performance stock unit awards granted to our named executive officers have a maximum payout potential of two times the target or $3,438,843 for Mr. Albert Chao, $1,870,430 for Mr. James Chao, $964,898 for Mr. Bender, $743,534 for Mr. Buesinger and $949,494 for Mr. Kearns, plus the payment of dividend equivalents earned during the performance period. For 2021, the amounts also include the grant date fair value of restricted stock unit awards of $249,994 for Mr. Bender and $599,970 for Mr. Buesinger. All grant date fair values of these awards are calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards and performance stock unit awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

For 2019, 2020 and 2021, the amounts represent the sum of (A) the QIP incentive bonus earned in the applicable year and (B) the AIP annual cash incentive earned in the applicable year. For 2019 and 2020, it also included an amount earned in 2019 and 2020 with respect to the long-term cash performance award granted in February 2017 and February 2018, respectively. The amounts of the QIP annual cash incentives earned for 2021 were $74,489 for Mr. Albert Chao, $45,575 for Mr. James Chao, $40,910 for Mr. Bender, $35,532 for Mr. Buesinger and $40,973 for Mr. Kearns. The amounts of the AIP annual cash incentives earned for 2021 were $3,301,000 for Mr. Albert Chao, $1,631,000 for Mr. James Chao, $1,081,000 for Mr. Bender, $920,000 for Mr. Buesinger and $1,043,000 for Mr. Kearns.

(5)	The amounts include the following in 2021:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $290,000 In 2021)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock, Dividend Equivalents on Unvested Restricted Stock Units and Dividend Equivalents on Vested Performance Stock Units
Albert Chao	$34,400	$ 750	—	$171,491
James Chao	$34,400	$ 750	—	$128,803
M. Steven Bender	$34,400	$1,125	—	$45,372
Robert F. Buesinger	$34,400	$ 975	—	$36,433
Roger L. Kearns	$34,400	$1,125	$1,000	$35,644

(a)	Includes an employer contribution to an HSA in the amount of $1,000.

The amounts include the following in 2020:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $285,000 In 2020)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units and Unvested Performance Stock Units
Albert Chao	$34,200	$ 750	$ 500	$64,274
James Chao	$34,200	$ 750	$ 500	$48,728
M. Steven Bender	$34,200	$1,125	$ 500	$17,693
Robert F. Buesinger	$34,200	$1,500	$ 500	$14,056
Roger L. Kearns	$34,200	$1,125	$1,500	$15,715

(a)

Includes a special, one-time bonus in the amount of $500 distributed in 2020 to all employees, and, for Mr. Kearns, an employer contribution to a Health Savings Account (“HSA”) in the amount of $1,000.

The amounts include the following in 2019:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $280,000 In 2019)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units and Unvested Performance Stock Units
Albert Chao	$33,600	$1,004	—	$51,495
James Chao	$33,600	$ 864	—	$41,087
M. Steven Bender	$33,600	$1,296	—	$13,694
Robert F. Buesinger	$33,600	$1,728	—	$ 9,988
Roger L. Kearns	$33,600	$1,296	$1,000	$15,139

(a)	Includes an employer contribution to an HSA in the amount of $1,000.

2021 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/19/2021	—	—		—	—	—	—	19,810	(4)	—	—	1,714,316
	2/19/2021	—	—		—	—	—	—	—		68,074	86.54	1,714,275
		—	—		—	429,855	1,719,422	3,438,843	—		—	—	1,719,422
		—	1,517,100	(6)	—	—	—	—	—		—	—	—
		—	93,360	(7)	—	—	—	—	—		—	—	—
James Chao	2/19/2021	—	—		—	—	—	—	10,774	(4)	—	—	932,359
	2/19/2021	—	—		—	—	—	—	—		37,026	86.54	932,408
		—	—		—	233,804	935,215	1,870,430	—		—	—	935,215
		—	749,700	(8)	—	—	—	—	—		—	—	—
		—	57,120	(9)	—	—	—	—	—		—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

M. Steven Bender	2/19/2021	—	—		—	—	—	—	5,558	(4)	—	—	480,978
	8/13/2021	—	—		—	—	—	—	2,938	(5)	—	—	249,994
	2/19/2021	—	—		—	—	—	—	—		19,100	86.54	480,986
		—	—		—	20,612	482,449	964,898	—		—	—	482,449
		—	480,750	(10)	—	—	—	—	—		—	—	—
		—	51,280	(11)	—	—	—	—	—		—	—	—

Robert F. Buesinger	2/19/2021	—	—		—	—	—	—	4,283	(4)	—	—	370,642
	8/13/2021	—	—		—	—	—	—	7,051	(5)	—	—	599,970
	2/19/2021	—	—		—	—	—	—	—		14,718	86.54	370,636
		—	—		—	92,942	371,767	743,534	—		—	—	371,767
		—	397,600	(12)	—	—	—	—	—		—	—	—
		—	45,440	(13)	—	—	—	—	—		—	—	—

Roger L. Kearns	2/19/2021	—	—		—	—	—	—	5,470	(4)	—	—	473,362
	2/19/2021	—	—		—	—	—	—	—		18,796	86.54	473,331
		—	—		—	118,687	474,747	949,494	—		—	—	474,747
		—	544,000	(14)	—	—	—	—	—		—	—	—
		—	54,400	(15)	—	—	—	—	—		—	—	—

(1)

Represents the target, threshold and maximum payout opportunities for 2021 grants of performance stock units subject to a three-year performance period beginning on January 1, 2021 and ending on December 31, 2023. The amount of performance stock units received will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the Peer Group for 2021 (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout. Please see “Compensation Discussion and Analysis—Long-Term Incentives” for more information.

(2)	Represents stock options that vested or will vest in three equal installments on February 19, 2022, February 19, 2023 and February 19, 2024.
(3)

Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)	Represents restricted stock units that will vest on February 19, 2024. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(5)

Represents special retention restricted stock units issued to Messrs. Bender and Buesinger that will vest on August 13, 2024. These officers do not receive dividend equivalents with respect to these restricted stock units.

(6)

AIP award based on a target percentage of 130% of Mr. Albert Chao’s base salary as of December 31, 2021. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(7)

QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary as of December 31, 2021. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(8)

AIP award based on a target percentage of 105% of Mr. James Chao’s base salary as of December 31, 2021. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(9)

QIP award based on a target percentage of 8% of Mr. James Chao’s base salary as of December 31, 2021. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(10)

AIP award based on a target percentage of 75% of Mr. Bender’s base salary as of December 31, 2021. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(11)

QIP award based on a target percentage of 8% of Mr. Bender’s base salary as of December 31, 2021. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(12)

AIP award based on a target percentage of 70% of Mr. Buesinger’s base salary as of December 31, 2021. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(13)

QIP award based on a target percentage of 8% of Mr. Buesinger’s base salary as of December 31, 2021. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(14)

AIP award based on a target percentage of 80% of Mr. Kearns’ base salary as of December 31, 2021. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(15)

QIP award based on a target percentage of 8% of Mr. Kearns’ base salary as of December 31, 2021. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

2021 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Fair Market Value of Unearned Shares That Have Not Vested(1) ($)
Name	Exercisable	Unexercisable
Albert Chao	37,876	—		45.698	2/15/2023	—		—
	39,988	—		63.978	2/14/2024	—		—
	45,298	—		68.09	2/20/2025	—		—
	81,673	—		44.42	2/18/2026	—		—
	77,746	—		61.865	2/17/2027	—		—
	44,647	—		107.75	2/16/2028	—		—
	46,007	23,701	(2)	79.83	2/15/2029	18,354	(5)	2,530,042	30,577	(10)	2,969,944
	36,361	73,825	(3)	65.81	2/14/2030	26,048	(6)	1,924,145	52,252	(11)	5,075,237
	—	68,074	(4)	86.54	2/19/2031	19,810	(7)	6,236,912	39,738	(12)	3,859,752
James Chao	12,321	—		68.09	2/20/2025	—		—
	65,304	—		44.42	2/18/2026	—		—
	62,197	—		61.865	2/17/2027	—		—
	35,321	—		107.75	2/16/2028	—		—
	36,805	18,961	(2)	79.83	2/15/2029	14,683	(5)	1,426,160	24,461	(10)	2,375,994
	25,851	52,486	(3)	65.81	2/14/2030	18,519	(6)	1,798,750	37,150	(11)	3,608,380
	—	37,026	(4)	86.54	2/19/2031	10,774	(7)	1,046,479	21,164	(12)	2,099,368
M. Steven Bender	12,033	—		107.75	2/16/2028	—		—
	11,920	6,141	(2)	79.83	2/15/2029	4,755	(5)	461,853	7,922	(10)	769,561
	9,980	20,263	(3)	65.81	2/14/2030	7,150	(6)	694,480	14,342	(11)	1,393,038
	—	19,100	(4)	86.54	2/19/2031	5,558	(7)	539,849	11,150	(12)	1,083,000
						2,938	(8)	285,368
Robert F. Buesinger	9,571	—		107.75	2/16/2028	—		—
	9,698	4,996	(2)	79.83	2/15/2029	3,869	(5)	375,796	6,446	(10)	626,100
	—	15,961	(3)	65.81	2/14/2030	5,632	(6)	547,036	11,298	(11)	1,097,375
	—	14,718	(4)	86.54	2/19/2031	4,283	(7)	416,008	8,592	(12)	834,541
						7,051	(8)	684,864
Roger L. Kearns	8,262	4,257	(2)	79.83	2/15/2029	3,296	(5)	320,140	5,491	(10)	533,341
	9,821	19,941	(3)	65.81	2/14/2030	7,036	(6)	683,407	14,114	(11)	1,370,893
	—	18,796	(4)	86.54	2/19/2031	5,470	(7)	531,301	10,972	(12)	1,065,710
						9,877	(9)	959,353

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2021 ($97.13 per share).
(2)	These stock options vested in three equal installments on February 15, 2020, February 15, 2021 and February 15, 2022.
(3)	These stock options vest or vested in three equal installments on February 14, 2021, February 14, 2022 and February 14, 2023.
(4)	These stock options vest or vested in three equal installments on February 19, 2022, February 19, 2023 and February 19, 2024.
(5)	These shares of restricted stock vested on February 15, 2022.
(6)	These restricted stock units vest on February 14, 2023.
(7)	These restricted stock units vest on February 19, 2024.
(8)	These restricted stock units vest on August 13, 2024.
(9)	These restricted stock units vest on February 14, 2025.
(10)

These performance stock units became earned and vested on February 18, 2022 when the Compensation Committee determined that the performance conditions during the measurement period resulted in a payout of 166% of target. The number of shares shown are the actual number of shares earned under this award, which settled on March 15, 2022.

(11)

The vesting of the performance stock units granted on February 14, 2020 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2022. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2021 and assumes payout at the next highest performance level, which is the maximum level (200% of target). These performance stock units vest in February 2023 once the Compensation Committee has determined that the performance conditions have been met and will be settled on March 15, 2023.

(12)

The vesting of the performance stock units granted on February 19, 2021 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2023. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2021 and assumes payout at the next highest performance level, which is the maximum level (200% of target). These performance stock units vest in February 2024 once the Compensation Committee has determined that the performance conditions have been met and will be settled as soon as administratively possible thereafter.

2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Albert Chao	61,574	3,802,071	15,949	1,391,228
James Chao	16,420	997,967	12,552	1,094,921
M. Steven Bender	41,551	1,454,588	4,708	410,604
Robert F. Buesinger	16,513	494,501	3,697	322,438
Roger L. Kearns	0	0	2,150	187,153

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

CEO Pay Ratio Analysis

The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer, Mr. Albert Chao, for the year ended December 31, 2021, determined on the basis described below; (2) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2021, determined on the basis described below; and (3) a ratio comparison of those two amounts. These amounts were determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2021, the applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total taxable earnings, plus certain non-taxable items, including retirement plan contributions and car allowances/perquisites, as determined from the Company’s payroll records for the period from January 1, 2021 through December 31, 2021 (the “Measurement Date”), as our consistently applied compensation measure. We included all employees of the Company and its consolidated subsidiaries as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a non-U.S. jurisdiction. The total number of employees as of the Measurement Date includes approximately 5,400 persons who became our employees as a result of the Boral, Lasco and Dimex acquisitions in 2021. These employees were not included in the determination of our previous median employee comparator, which was determined as of December 31, 2020 and disclosed in the proxy statement for our 2021 annual meeting, but are included for the purposes of the determination as of the Measurement Date. Since many of these newly-acquired employees were in a non-U.S. location with a lower cost of living, many of the acquired employees earn a total compensation below the previous median employee resulting in the selection of a new median employee with lower total compensation than our previous median employee comparator. We did not use statistical sampling or include any cost of living adjustments for purposes of this determination. After identifying the median employee as of the Measurement Date, based on the process described above, we calculated annual total compensation for that employee and our Chief Executive Officer using the same methodology we used for determining total compensation for 2021 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$9,892,721
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$70,250
Ratio of (A) to (B)	141

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs and other Executives) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak Center, Ltd., an affiliate of our principal stockholder and of Tanglewood Property Group, under a lease that expires on December 31, 2032, with a five-year option at the expiration of the lease. Total annual lease payments in 2021 were approximately $2.9 million.

The Company and/or its affiliates purchase industrial gases and utilities and lease cylinders from various affiliates of American Air Liquide Holdings, Inc. (including Airgas, Inc. and its subsidiaries) (collectively, “Air Liquide”), of which Mr. Graff serves as Chairman and Chief Executive Officer. In 2021, the Company paid these affiliates of Air Liquide approximately $38.8 million. The Company also sold certain industrial gases and utilities to Air Liquide in the amount of approximately $8.5 million.

The related party transactions set forth above have been previously approved by the Board of Directors without the participation of the directors interested in the transaction.

See “Information Regarding Board of Directors – Compensation of Directors” and “Executive Compensation” for a discussion on the compensation arrangements for Messrs. David Chao and John Chao and Ms. Jenkins, and Messrs. Albert Chao and James Chao, respectively.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

                PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2021 and 2020, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2021	2020
Audit fees(1)	$7,634,517	$6,666,033
Audit-related fees(2)	83,500	58,500
Tax fees	1,595,915	2,150,815
All other fees(3)	39,333	6,730

Total fees billed	$9,353,265	$8,882,078

(1)

Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, statutory audits, reviews of documents filed with the SEC, registration statements and comfort letters.

(2)	Audit-related fees represent fees billed for professional services rendered for attest services and accounting consultations.
(3)	All other fees include accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Six directors currently make up the Audit Committee of our Board of Directors: Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s website at: http://www.westlake.com under “Investor Relations—Governance.”

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for the public accounting firm’s appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2021, the Audit Committee was comprised of Mr. Mark A. McCollum (chairman), Mr. Michael J. Graff, Mr. Marius A. Hass, Ms. Kimberly S. Lubel, Mr. R. Bruce Northcutt and Mr. Jeffrey W. Sheets. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2021, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight

Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management, and the independent registered public accounting firm, management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal, and disclosure, control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Mark A. McCollum, Chairman Michael J. Graff Marius A. Haas Kimberly S. Lubel R. Bruce Northcutt Jeffrey W. Sheets

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each such stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside and you are not participating in the electronic delivery of proxy material, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2021 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2023 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 2, 2022, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2023. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2023 annual meeting, a stockholder must notify us of its proposal by January 12, 2023; provided, that if the date of the 2023 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2022 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2023 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2023 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

L. Benjamin Ederington Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

April 1, 2022

SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveWESTLAKE CORPORATION Use the Internet to transmit your voting instructions and for electronic delivery ofATTN: GENERAL COUNSEL information. Vote by 11:59 P.M. ET on 05/11/2022. Have your proxy card in hand when2801 POST OAK BLVD, SUITE 600HOUSTON, TX 77056 you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS1 If you would like to reduce the costs incurred by our company in mailing proxy materials, Investor Address Line 1 you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please followInvestor Address Line 2 the instructions above to vote using the Internet and, when prompted, indicate that you Investor Address Line 3 1 1 OF agree to receive or access proxy materials electronically in future years.Investor Address Line 4 VOTE BY PHONE - 1-800-690-6903Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET John Sample on 05/11/2022. Have your proxy card in hand when you call and then follow the1234 ANYWHERE STREET instructions.2 VOTE BY MAILANY CITY, ON A1A 1A1 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.CONTROL # NAMETHE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345PAGE 1 OF 2xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of theThe Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 01. Election of Class III Directors: Nominees 000000000001) Albert Y. Chao 02) David T. Chao 03) Michael J. GraffThe Board of Directors recommends you vote FOR proposal 2. For Against Abstain2. To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public 0 0 0 accounting firm for the fiscal year ending December 31, 2022.NOTE: To act upon any other matters that may properly come before the Annual Meeting.Investor Address Line 1 Investor Address Line 2 R1.0.0.24 Investor Address Line 3 Investor Address Line 4 Investor Address Line 51 Please sign exactly as your name(s) appear(s) hereon. When signing as_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer.0000537165 SHARES231363-003 21Mar22 19:02 Page 30 CUSIP #JOB # SEQUENCE #Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com
WESTLAKE CORPORATION Annual Meeting of Stockholders May 12, 2022 9:00 AM CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Johnathan S. Zoeller and M. Joel Gray III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTLAKE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CDT, on May 12, 2022, at Westlake Center, 2801 Post Oak Boulevard, Houston, TX 77056, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side